Exhibit 99.1

RealD Inc. Announces $25 Million Increase in Stock Repurchase Program

LOS ANGELES (December 17, 2012)  RealD Inc. (NYSE: RLD) today announced that its Board of Directors has approved a $25 million increase in the Company’s stock repurchase program, increasing the $50 million stock repurchase program announced in April 2012 to $75 million.

“The expansion of our stock repurchase authorization demonstrates our confidence in RealD’s future and our commitment to maximizing shareholder value,” said Michael V. Lewis, Chairman and Chief Executive Officer of RealD.

As of December 14, 2012, the Company had repurchased approximately 4.7 million shares for approximately $46 million.  The Company has approximately 50 million shares of common stock outstanding.

The number of shares to be repurchased and the timing of any potential repurchases will depend on factors such as the Company’s stock price, economic and market conditions, alternative uses of capital, and corporate and regulatory requirements.   The repurchase program may be suspended or discontinued at any time.

Cautionary note on forward-looking statements

This press release contains forward-looking information and statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended, including, in particular, statements about future operations and cash flow, and whether or the magnitude and manner in which we make stock repurchases. These statements identify prospective information and include words such as “demonstrates,” “expectation,” “will generate,” “allow us to,” “to be,” “may be,” and similar expressions. These forward-looking statements are based on information available to the Company as of the date of this press release. Current expectations, forecasts and assumptions involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks, uncertainties, and other factors may be beyond the Company’s control.  The Company’s Quarterly Report on Form 10-Q for the three months ended September 21, 2012 and other documents filed with the SEC include a more detailed discussion of the risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date. RealD undertakes no obligation to update publicly the information contained in this press release, or any forward-looking statements, to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

About RealD Inc.

RealD is a leading global licensor of 3D technologies. RealD’s extensive intellectual property portfolio is used in applications that enable a premium 3D viewing experience in the theater, the home and elsewhere. RealD licenses its RealD Cinema Systems to motion picture exhibitors that show 3D motion pictures and alternative 3D content. RealD also provides its RealD Display, active and passive eyewear, and RealD Format technologies to consumer electronics manufacturers and content producers and distributors to enable the delivery and viewing of 3D content. RealD’s cutting-edge technologies have been used for applications such as piloting the Mars Rover.

RealD was founded in 2003 and has offices in Beverly Hills, California; Boulder, Colorado; London, United Kingdom; Shanghai, China; Hong Kong; Tokyo, Japan; and Moscow, Russia.  For more information, please visit our website at www.reald.com.

© 2012 RealD Inc. All Rights Reserved.

Contact:

Investor Contact:

Erik Randerson, CFA

424-702-4317

eranderson@reald.com

Media Contact:

Rick Heineman

310-385-4020

rheineman@reald.com